Code of Ethics
Lombard Odier Asset Management (USA) Corp
Code of ethics
February 2019

This Code of Ethics (the “Code”) is the property of Lombard Odier Asset Management (USA) Corp. (“LOAM USA” or the “Firm”) and must be returned to the Firm if your employment or association with the Firm is terminated for any reason or no reason. The contents of this Code are confidential. You may not reproduce, duplicate, copy or make extracts from or abstracts of this Code and it should not be disclosed to third parties without the express written consent of LOAM USA.

1.Introduction
This Code of Ethics (collectively the “Code”) has been prepared by Lombard Odier Asset Management (USA) Corp. (“LOAM USA” or the “Firm”) for the partners, managing members, principals, officers and employees, as well as certain other persons who are subject to the Firm’s supervision and control (each, an “Supervised Person” or “you”).
LOAM USA seeks to foster a reputation of integrity and professionalism. Our reputation is a valuable business asset and the confidence and trust placed in us by clients and investors is something we value and endeavor to protect. The Firm’s Code will be made available to Clients upon request. All Client requests for our Code of Ethics shall be directed to the CCO.
Maintaining integrity, both personal and professional, involves more than a strict observance of securities laws and regulations. Integrity requires an awareness and continuing and active support of the ethical principles underlying such laws, regulations, policies and procedures. Integrity also involves loyalty to the Firm, fair and honest treatment of clients, competitors, suppliers, and everyone else with whom we have a business relationship, and respect and concern for fellow Supervised Persons.
To further this goal, the Firm has adopted this Code which includes policies and procedures regarding personal securities trading, insider trading, and conflicts of interest (e.g. gifts and entertainment). The policies contained in this Code as well as those within the LOAM USA Compliance Manual (the “Manual”) apply to all Supervised Persons and are intended to help prevent legal and ethical violations relating to the improper use of confidential or proprietary information and other aspects of managing conflicts of interest that may arise in our business activities, and to help avoid even the appearance of any impropriety. Even if you leave the Firm, you will remain subject to a continuing obligation to comply with the Firm’s policies with respect to non-public confidential or proprietary information.
Supervised Persons are expected to abide by the highest standards of ethical conduct in their relationships with each other, the Firm, the Funds, investors, clients, competitors and the public. The Firm views seriously any violation of any of its policies and procedures. If you perceive lapses in those standards, by you or by others, you are expected to report them to the Chief Compliance Officer or his designee (the “Chief Compliance Officer” or "CCO") who is charged with the administration of this Code. The Firm will respond promptly to Supervised Person concerns about possible ethical breaches and violations of laws, rules, regulations, this Code, the Manual or any other Firm policies and procedures. If you have any questions about this Code, please contact the Firm’s Chief Compliance Officer for assistance and advice.
The Code is intended to comply with various provisions of federal securities and commodities laws, including Sections 204, 204(A) and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), and rules and regulations adopted by the Securities and Exchange Commission (“SEC").
The Code will be reviewed annually to evaluate its adequacy and the effectiveness of its implementation in light of the issues arising during the previous year, development of the Firm’s business activities, and changes in applicable regulatory requirements. The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Code, at any time without prior notice. The Firm will endeavor to promptly inform our Supervised Persons of any relevant changes. The Firm has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.

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1.1.Who is subject to the Code?
Generally, the persons covered by this Code (hereinafter, collectively referred to as "Supervised Person") are:
•Each employee of Lombard Odier Asset Management (USA) Corp.
•Consultants and other temporary employees hired for a period of 30 days or more whose duties include access to LOAM USA’s technology and systems, and/or trading information in any form. Unless suitable oversight certification is received from their employer or they obtain a written exemption from the Chief Compliance Officer.
•Consultants and other temporary employees who are employed for less than a 30- day period, but who have access to the Firm’s trading information, are subject to the Professional Conduct and Conflicts of Interest provisions of the Code and subject to the provisions of the Code regarding securities transactions including pre clearance approval by Compliance, unless they obtain a written exemption from Compliance.
•Employees of Lombard Odier Group who are engaged in making discretionary investment decisions for Clients of Lombard Odier Asset Management (USA) Corp.
In addition, the following persons are also covered by the Personal Trading Policy and Insider Trading Policy under this Code:
•(i) Each Supervised Person, (ii) his/her spouse and (iii) each member of his/her immediate family which includes his/her spouse, children and/or stepchildren and other relatives who live with him/her in the same household if he/she contributes to their financial support.

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Code of ethics
1.Professional conduct
LOAM USA and its Supervised Persons owe a fiduciary obligation to all Clients of the Firm. You must always place their interests before your own interests or the interests of the Firm. Each Supervised Person of the Firm must:
Place client interests ahead of his or her own, or those of the Firm – As a fiduciary, LOAM USA must serve its Clients’ best interests. Our “Clients” are primarily the private investment funds, “UCITS” Funds and in certain circumstances, managed accounts whose investment portfolios we manage. Supervised Persons may not benefit at the expense of advisory Clients.
Engage in personal investing that is in full compliance with the Firm’s Code of Ethics – Supervised Persons must review and abide by our Personal Trading Policy.
Avoid insider trading by means of trading securities for which you have obtained material, non-public information. In addition, while in possession of material, non-public information, do not disseminate such information.
Avoid taking advantage of his or her position – Supervised Persons must not accept improper investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client. Independence in the investment decision making must be maintained at all times.
Maintain full compliance with applicable federal and state securities and commodities laws - Supervised Persons are required to comply with all applicable laws at all times, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and all rules adopted by the Securities and Exchange Commission applicable to the Firm’s activities.
Avoid conflicts. Supervised Persons must disclose all potential conflicts to the CCO and must strive to avoid an appearance of conflicts as well as actual conflicts.
Portfolio Managers, research analysts and traders – Portfolio managers, research analysts and traders, by the nature of their position and daily responsibilities are the best informed as to the investment plans and interests of Fund accounts.
As a result, these employees are open to more situations where conflicts of interest could arise than others who are not aware of the investment plans of Client accounts. Therefore, portfolio managers, research analysts and traders must be particularly careful when effecting securities transactions in their personal or other accounts to ensure that such transactions do not create a conflict of interest or even an appearance of a conflict of interest. Portfolio managers, research analysts and traders should be aware that trading activities in their accounts as well as related accounts will be closely monitored.
We expect all Supervised Persons to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, investors, prospects, their employer, and their fellow Supervised Persons. We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with client accounts, to preserve the confidentiality of information that they may obtain in the course of our business, to conduct their personal financial affairs in a prudent manner, and to avoid any action that could compromise in any way their ability to deal objectively with our clients and investors or uphold their fiduciary duties.
If an Supervised Person is unsure about the application of this Code or has questions regarding any of the policies or procedures set forth herein, he or she should discuss the situation with the Chief Compliance Officer (“CCO”).
Any violation of the policies and procedures set forth herein should be reported immediately to your manager and the CCO.

2.Personal trading policy
In recognition of LOAM USA’s fiduciary duty to its clients and LOAM USA’s desire to maintain its high ethical standards, LOAM USA has, among other things, adopted this Personal Trading Policy (the “Policy”). This Policy contains provisions designed to prevent improper personal trading. In addition, the Policy seeks to identify and address real and apparent conflicts between the interests of Clients and those of the Firm’s Supervised Persons (as defined herein).
This Policy governs personal securities transactions and investments made by all Supervised Persons. The purpose of this Policy is to ensure the Firm’s compliance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and may be revised by the Firm in its sole discretion in order to ensure such compliance.
Adherence to the Personal Trading Policy and the related restrictions on personal trading is considered a basic condition of employment or engagement by LOAM USA and is required of all Supervised Persons. If you have any doubt as to the propriety of any activity, you should consult with the CCO.

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2.1.Definition of terms used in this Policy
“Covered Account” means:
•Any “personal account” which holds or intends to hold Reportable Securities; and
•In which a Supervised Person has (i) any direct or indirect beneficial ownership and (ii) exercises direct or indirect control. A Supervised Person is presumed to also be a beneficial owner of securities that are held by any persons covered by the definition of Supervised Person.
Practically speaking, “personal accounts” generally include securities or commodities accounts of a Supervised Person and/or accounts held by his or her spouse, cohabitating significant other with shared finances or any relative by blood or marriage living in the Supervised Person’s household with shared finances. “Personal accounts” also includes any other securities or commodities accounts held in someone else’s name over which a Supervised Person has investment discretion (excluding any account of a Fund).
The Covered Account definition immediately above is not meant to limit the scope of the definition of Covered Accounts in any way. If there is any doubt as to whether a Supervised Person has beneficial ownership or control with respect to any account or whether an account constitutes a Covered Account, please contact the CCO.
“Reportable Securities” for purposes of the Policy includes all securities defined as such under the Advisers Act.
The term “reportable securities” includes the following:
•Debt and Equity Securities;
•Options on securities, on indices, and on currencies;
•All futures, commodities, and derivatives instruments;
•Initial public offerings;
•Limited offerings;
•All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds and private equity funds), and interests in investment clubs;
•Security interests in a family business (e.g., a partnership interest or family company stock);
•Closed-end funds and ETFs (unless excepted as provided herein); and
•Foreign unit trusts and foreign mutual funds.
The term “reportable securities” does not include the following:
•Currency conversion (including digital crypto-currency);
•Direct obligations of the U.S. government (e.g. treasury securities);
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations; including repurchase agreements;
•Shares issued by money market funds;
•Shares of open-end mutual funds registered in the U.S.; and
•Interests in any Fund for which LOIM serves as an investment adviser.
Supervised Persons having any questions as to whether an investment is considered a Reportable Security should consult with the CCO.
“Private Investments” means any investment in an instrument which is not traded “over-the-counter” or on a formal exchange. Supervised Persons having any questions as to whether an investment is considered a Private Investment should consult with the CCO.
Periodic Reporting
Covered Account Statements. No later than ten days after becoming an Supervised Person, you must submit, to the CCO via the Software (or in a hardcopy version, as applicable), copies of your most recent statements for any Covered Accounts that hold Reportable Securities. The statements must be current as of a date no more than 45 days prior to the date you become a Supervised Person. In addition, each Supervised Person must arrange for Compliance to receive (on at least a quarterly basis) duplicate copies of all trade confirmations and statements for Reportable Securities in all of your Covered Accounts. Supervised Persons who either open a new Covered Account or move an existing Covered Account to a different broker, custodian or manager must notify Compliance within five days.
Initial Holding Reports. No later than ten days after becoming an Supervised Person, you must submit via the Software (or in a hardcopy version, as applicable) an initial holdings report, disclosing all Reportable Securities and Private Investments not listed on the Covered Account Statements provided for which an Supervised Person (as defined herein) is the beneficial owner but is not listed on the statements provided, to Compliance. Each Supervised Person must certify to the accuracy of the information contained in the report.

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Annual Holding Reports. Each Supervised Person must submit an Annual Holding Report via the Software (or in a hardcopy version, as applicable) disclosing all Covered Accounts of the Supervised Person. In addition, the report must disclose all Reportable Securities and Private Investments not included in the statements of their Covered Accounts. The information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.
If a Supervised Person does not have any transactions to report then this should be indicated, via the Software (or a hardcopy equivalent) within 45 days after December 31 of each year. Each Supervised Person must certify to the accuracy of the information contained in the report.
Quarterly Transaction Reports. All Supervised Persons are required to submit a Quarterly Transaction Report, via the Software (or in hardcopy version as applicable), no later than 30 days after the relevant quarter ends. All employees are required to certify that all reported transaction(s) in reportable securities during the relevant time period are complete and accurate. The information contained in the report must be current as of the date such report is certified.
If a Supervised Person does not have any transactions to report then this should be indicated, via the Software (or a hardcopy equivalent) within 30 days of the end of each calendar quarter. Each Supervised Person must certify to the accuracy of the information contained in the report.
Pre-Clearance Requirements
All transactions in Reportable Securities require pre-clearance by Compliance unless exempt from the pre-clearance requirements (as described below).
Requests for approval of any transaction must be submitted by completing a Trade Authorization Request Form which requires that you provide certain account and transaction information and that you make certain representations relating to potential conflicts with the Code.
Pre-clearance will generally be authorized if the issuer of the requested security is not on the Firm’s Restricted List and the trade is not otherwise prohibited as discussed below. Private investments will be scrutinized for evidence of potential conflicts or the appearance of a conflict. If either exists, Supervised Persons may be denied authorization.
Pre-clearance authorization is only effective for two business days after approval (including the day the permission is granted, if approved prior to 12pm). If the trade is not made within these time parameters or if you discover that the information on the Trade Authorization Request Form is no longer accurate, a new Trade Authorization Request Form must be submitted and approved. The duration and parameters for authorization to acquire private investments (e.g., hedge funds) will depend on the nature of and the Supervised Person’s obligations with respect to the investment.
Personal Trade Pre-Clearance Requests submitted via the Firm’s automated platform will receive an onscreen response notification reflecting whether the trade request has been approved or denied. No securities transactions for which pre-clearance is required may be executed prior to receipt of this notification.
Firm Holdings Restriction
Supervised Persons may not transact in securities held by the Firm with a market cap below USD 1 billion.
Blackout Period
No Supervised Person may transact in the same Reportable Securities as the Firm on any day during which an order is pending.
Front-running
No Supervised Person may knowingly execute a transaction in any security of an issuer that a Portfolio Manager or Analyst is considering for any Client of the Firm. Any violation of this restriction may require that an Associated Person cancel or reverse a transaction and any resulting profits may be subject to disgorgement.
Minimum Holding Period
A transaction in a reportable security in a personal account is subject to a minimum 30-day holding period before the Supervised Person (or any applicable immediate family member) will be permitted to close the position. For the avoidance of doubt, the 30-day holding period pertains to the name of the issuer of securities purchased on any given date and includes covers and all derivative securities (including options, warrants, and convertible securities) underlying such issuer. The method for counting the start of the holding period would be the last purchase of the issuer name, “Last-In, First-Out” applies. If a Supervised Person chooses to add to an existing position in a reportable security either with the same security or a derivative instrument by the same underlying issuer then the minimum holding period restarts on the transacted date.
Absent specific approval from the LOAM USA Compliance, Supervised Persons may not perform opposite trades (buy/sell or sell/buy) within a 30-calendar day period calculated on a last-in, first-out basis.
Furthermore, instruments subject to expiration (e.g. options) may not be purchased or sold when the expiration date is shorter than 30-calendar days from the transaction date.

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After the prescribed 30-day period has expired, the Supervised Person may submit a Personal Trade Pre-Clearance Request (as outlined above) to close the position. This 30-day holding period requirement applies to all reportable securities including short positions and options contracts. Waivers of the minimum holding period may be granted in limited instances at the determination of the Legal and Compliance Department.
For avoidance of doubt, exemptions to the minimum 30-day holding period can be applied to any positions in reportable securities that an employee established prior to employment with the Firm. These positions are treated as legacy positions and therefore are not subject to the minimum 30-day holding period requirement. It is noted that trade approval is still required for such transactions (using the above procedure). If a Supervised person chooses to add to a legacy position, then the minimum holding period starts on the transacted date and the position is no longer considered as a legacy position.
Restricted List
No Supervised Person may execute a transaction in any security of an issuer appearing on the Firm’s Restricted List. Trading restrictions for securities on the Restricted List pertain to the name of the issuer of the securities and include covers and all derivative securities underlying such an issuer (including options, warrants, rights or convertible securities).
Prohibition on Spread-Betting
No Supervised Person may participate in spread-betting on Reportable Securities (unless exempt from Pre-clearance requirements as provided herein).
Prohibition on Participation in IPOs
No Supervised Person may acquire any security in an Initial Public Offering (IPO).
Excessive Trading
LOAM USA believes that excessive personal trading by its Supervised Persons may raise compliance and conflicts issues. Accordingly, no Supervised Person should routinely engage in more than a total of 10 transactions across all of their Covered Accounts during any calendar month.
Transactions Exempt from Pre-clearance Requirements
Pre-clearance is not required for the following types of transactions:
•Open-end mutual funds;
•Diversified Broad-based Exchange Traded Funds11. Although diversified broad- based ETFs are not subject to Pre-Clearance requirements, they are Reportable Securities and therefore, statements must be provided;
•Municipal securities;
•US Treasuries;
•Corporate actions such as stock dividends, stock splits or spin offs if applicable to all holders of the same class of securities;
•Purchases or sales pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (including without limitation dividend reinvestment plans and employee stock purchase plans)). However, (a) if a transaction is not automatic and is directed by a Supervised Person, such transaction is subject to pre-clearance and (b) all changes in elections under automatic investment plans are subject to preclearance;
•Currencies;
•Unit Investment Trusts; and
•Money Market instruments, bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments including repurchase agreements.
Exception to Reporting Requirements
Account statements do not have to be submitted for (1) transactions pursuant to an automatic investment plan; (2) securities held in accounts over which the Supervised Person has no direct or indirect influence or control; (3) holdings in open-end mutual funds; (4) holdings in US Government Securities; and (5) holdings of money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments. Although transactions in certain ETFs and municipal securities do not have to be pre-cleared, these are Reportable Securities and therefore, account statements need to be provided to Compliance.

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Disclosure of Private Placements
Any Supervised Person who has or acquires a position in an issuer through a Private Placement must affirmatively highlight that interest if such person is involved in consideration of any subsequent investment decision, on behalf of the Firm, in any security of that issuer or its affiliates. In such event, the final investment decision shall be independently reviewed by the CCO. Written records of any such circumstance shall be maintained and sent to the CCO.
Discretionary/Managed Accounts
Supervised Persons may maintain Discretionary or Managed Accounts with Compliance approval. A discretionary account is one where all investment decisions are made by a third party who is unrelated to the Supervised Person. Discretionary accounts are exempt from the requirement for pre-clearance however, it must be reported. To obtain approval for the account you must provide a copy of the signed Discretionary/Managed Account Request Form as well as a copy of the signed Management Agreement and any relevant documents.
Ability of Firm to Prohibit Personal Trading
The Firm regularly reviews all personal trading activity and reserves the right to suspend or revoke the ability of any Supervised Person to engage in personal trading or require a Supervised Person to cancel or reverse a transaction and forego any profits from the transaction.
Waiver by Chief Compliance Officer
The CCO may, from time to time by written notice waive or modify provisions of this Policy for an Supervised Person. These situations will be reviewed on a case by case basis and permission will only be granted in cases where such waiver would not, in the judgment of the CCO, be in conflict with the intent of this Policy. The CCO reserves the right to revoke such waiver or modification, if permitted, with immediate effect at any time by further written notice. In addition, when considering a waiver or modification of this Policy, the CCO may require the Supervised Person to provide documentation supporting their request. An example of circumstances where exception may be considered is where Supervised Person is raising cash for a major purchase (e.g., purchase of a house).
Additionally, if any reportable Security held by a Supervised Person, that they are not otherwise permitted to trade (e.g., held in the Firm’s portfolio), declines in value 10% in any day, 15% in any week or 20% in any month, a waiver of restriction on trading will be considered by the CCO.1
Any waiver by the CCO shall not affect the obligation of all persons subject to this Policy to comply with the provisions of this Policy still in force, nor shall it relieve any such persons of the obligation to comply with the disclosure and reporting requirements set forth herein.

1 For purposes of this Policy, a diversified broad-based ETF is defined as one meeting the following requirements
It is composed of 20 or more securities;
1.no single component constitutes more than 30% of the weighting;
2.the five largest components by weight collectively constitutes no more than 60% of the weighting; and
3.the bottom quartile of component securities has a combined average daily dollar trading volume of more than USD USD 30 million or local currency equivalent,
An ETF that does not qualify as "a diversified broad-based ETF" as defined above will be deemed to be a “non-diversified broad-based ETF” and would be a Reportable Security of this Policy.

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3.Insider trading policy and compliance with securities and commodities laws
Compliance with Applicable Federal Law
In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities and commodities laws. These laws include the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Commodity Exchange Act and any rules adopted by the Commodity Futures Trading Commission thereunder, the Bank Secrecy Act as it applies to private investment funds, Investment Advisers and Commodity Pool Operators, and any rules adopted thereunder by the Securities and Exchange Commission, the Commodity Futures Trading Commission or the Department of the Treasury.
Manipulative Practices
Section 9(a)(2) of the Exchange Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange, to create actual or apparent active trading in the security or to raise or depress the price of the security, for the purpose of inducing the purchase or sale of the security by others. Rule 10b-5 promulgated under the Exchange Act has been interpreted to proscribe the same type of trading practices in over-the-counter securities.
The thrust of these prohibitions against manipulative trading practices is that no Employee may, alone or with others:
a.engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or
b.engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then seek to take advantage of the price movement by buying or selling at such "artificial" price level; or
c.spread rumors with the intent to manipulate security prices.
No Supervised Person shall make any statement or circulate and disseminate any information concerning any security or company which the Supervised Person knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security.
It is understood that buy or sell programs may cause stock prices to rise or fall. Therefore, legitimate trading activities resulting in changes in supply and demand are not prohibited.
3.1.Insider Trading Policy
The Firm absolutely forbids insider trading.
You should notify the CCO immediately if you have any reason to believe that a violation of this Insider Trading Policy (the “Policy”) has occurred or is about to occur.
All Supervised Persons are strictly prohibited from (i) trading securities including options or derivatives, for their Covered Accounts or on behalf of others (including investment funds and accounts managed by the Firm (“Clients”)), while in possession of material, non-public information relating to that issuer or its affiliates; (ii) trading commodity interest contracts, for their Covered Accounts or on behalf of others, on the basis of material, non-public information, if such trade would violate a pre-existing duty to keep such information confidential (established by another law or rule, agreement, understanding, or some other source), or if the material non-public information was obtained through fraud or deception (in each case, as determined by the CCO); and (iii) communicating any such material, non-public information to anyone in violation of the law. This conduct is frequently referred to as “insider trading.”.
You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate material non-public information to others. Consequences to you of illegal insider trading may include termination of employment, civil penalties sanctions, bar from the industry, and criminal penalties.
Insider trading laws provide for penalties that include “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Supervised Person who is found liable for insider trading may also be subject to the consequences listed above.
The Firm could likewise be subject to penalties in the event an Supervised Person is found liable for insider trading.
If you have any question as to whether you are in possession of material, non-public information or whether or not you may disclose certain information to any other person, you should contact the CCO.
Who is an Insider?
The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship with a company and as a result is given access to information solely for the company’s purposes. A temporary insider may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, LOAM USA could become a temporary insider of a company it advises or for which it performs other services.

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Historically, insider trading prohibitions under the federal commodities laws have been more limited than those under federal securities laws. However, an individual may be treated as an “insider” for commodities law purposes where the individual obtains material, non-public information (for example, information about a large anticipated transaction in the futures market, or a related cash market) that is transmitted in contravention of a pre-existing duty to keep such information confidential (for example, where the provider discloses such information in violation of a non-disclosure agreement or the terms of his or her employment), or if the material non-public information was obtained (directly or indirectly) through fraud or deception.
What is Material Information?
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information that if disclosed would have an effect on the price of an issuer’s securities or a potential commodity interest transaction.
Material information often relates to an issuer’s results and operations, including, but not limited to, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and changes in an issuer’s business or management.
Material information may also relate to the market for an issuer’s securities or for certain commodity interests. Information about a significant order to purchase or sell securities or commodities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material. For example, the Courts have upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal.
No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should contact the CCO.
What is Nonpublic Information?
Non-public information is generally information that has not been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, wire Services, The Wall Street Journal or other publication of general circulation.
If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the CCO.
Identifying Inside Information
Before executing any transaction Supervised Persons should ensure that they have not had access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:
•Report the information and proposed trade immediately to the CCO;
•Do not transact in the securities or commodity interests on behalf of any Clients or Covered Accounts; and
•Do not communicate the information inside or outside the Firm, other than to the CCO.
After the CCO has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm should take.
You should contact the CCO before taking any action. This degree of caution will protect you, our Clients and the Firm.
Contacts with Public Companies
In addition to its analysis of publicly-available information of public companies, LOAM USA may make investment decisions on the basis of the conclusions formed through contacts with public companies. Contacts with public companies can represent an important part of our research efforts. The Firm may make investment decisions based on conclusions formed through such contacts and analysis of publicly-available information. You may generally consider information received directly from an issuer’s representative to be public information unless you know or have reason to believe that such information is not generally available to other investors in the marketplace. Information you receive from an issuer’s representatives during a conference call that is open to the investment community is also generally public. The disclosure of this type of information is covered by SEC Regulation F-D (discussed below).
Difficult legal issues arise when, in the course of contacts with a public company, you become aware of material, non-public information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, the Firm’s Clients and the Firm, you should contact the CCO immediately.
With the exception of the CCO, you should not disclose inside information to any person within or outside of LOAM USA. Disclosure of this information to anyone other than the COO could taint other investment personnel resulting in further restrictions on trading for the Firm.
Regulation F-D – Selective Disclosure by Public Companies

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Regulation F-D (Full Disclosure) provides that when issuers of public securities release material information that was previously nonpublic, they must be careful to assure that they are making the information accessible to all potential investors. In cases where there has been some inadvertent limited disclosure, issuers must assure that full disclosure follows promptly on discovery.
The selective disclosure of material non-public information by corporate insiders may lead to insider trading violations by the Firm and its Supervised Persons under the following conditions:
•the insider intentionally breached a duty of confidentially owed to the issuer's shareholders;
•the insider received some personal benefit from this breach, either by way of monetary gain or a reputational benefit that could translate into future earnings;
•the Supervised Person knew or should have known that the insider breached a duty by disclosing the information; and
•the Supervised Person acts on such information showing intent to deceive, manipulate or defraud.
Disclosure of Inside or Proprietary Information
Proprietary information includes, but is not limited to, Firm strategies, methodologies, actual or contemplated transactions and holdings, lists of existing and prospective investors and other information that, if disclosed, could potentially violate the Firm’s Confidentiality Policy. You should not disclose proprietary information to any third party (including employees of Lombard Odier & Cie) other than a LOAM USA Supervised Person or authorized agents outside LOAM USA (such as LOAM USA’s outside counsel or the Fund’s attorneys or accountants) who have a valid business reason for receiving such information in order to serve the business purposes of LOAM USA or its Clients.
Under no circumstances may you communicate proprietary information to any person in which it appears likely that such person will misuse the information. In addition, proprietary information should be maintained in secured files.
For further details on the use of proprietary information please see the Firm’s Privacy Procedures attached as Appendix C to the Manual.
Confidentiality and Non-Disclosure Agreements; Private Placements
From time to time the Firm may be asked to execute confidentiality or non-disclosure agreements with public companies, or may be informed that a public issuer anticipates undertaking a private placement of its securities. In each of these situations, the Firm may, depending on the facts of the specific situation, be in possession of material, non-public information of the public company.    All Supervised Persons are required to forward any confidentiality, non-disclosure or similar agreement to the CCO immediately for review.
Requests (for example, from brokers or placement agents) to provide the Firm with information regarding private placements must be forwarded to the CCO for review. Any Supervised Person who inadvertently becomes aware of a private placement of securities by a public issuer should notify the CCO immediately to determine the appropriate next steps.
1.Maintenance of Restricted List and Watch List
The Firm maintains a list of issuer’s securities for which trading is restricted (the "Restricted List") in Client accounts of the Firm and Covered Accounts of Supervised Persons. The Restricted List may include issuers providing information to the Firm in accordance with confidentiality or non- disclosure agreements or for other reasons deemed necessary by the CCO. In addition, if the CCO determines that a Supervised Person is in possession of material, non-public information relating to commodity interests, the CCO may also include the relevant commodity interests on the Restricted List. Compliance regularly reviews and updates the Restricted List. Supervised Persons with questions about the Restricted List should contact the CCO prior to execution of any trades.
Consultants
From time to time the Firm may engage services intended to introduce investment professionals to consultants with expertise in a particular area. These consultants may be current or former employees of public companies and by nature of their position may be in possession of material, non-public information. It is the Firm’s policy not to use consultants for information about companies where they are currently employed or were previously employed within the prior six months. Likewise, the Firm prohibits having consultations with doctors who are participating in a medical study about that study. Most of these services maintain policies and procedures that prohibit consultants from disclosing non-public information, or in many cases from speaking about their employer at all. Therefore when speaking to one another, investment personnel and consultants should be mindful of and adhere to the policies and procedures of both the Firm and those applicable to the consultant.
Firm Supervised Persons are required to maintain a strong awareness of the potential for communication of material, non-public information at all times when dealing with such consultants. LOAM USA Supervised Persons are also prohibited from requesting material non-public information from any person, including such consultants.
To minimize the risk of trading restrictions relating to material, non-public information, when using consultants employees should:
•Tell the consultant that we do not want information which the consultant is obligated to keep confidential (by contract or otherwise), and request that the consultant err on the side of caution when deciding whether to share specific information with you, as we would rather forego that information than risk receiving information which could restrict trading for the Firm.

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•If in the course of a conversation with a consultant, a Supervised Person receives information which he or she believes might be material non-public information, the Supervised Person should end the call and contact the CCO immediately. A determination will then be made as to whether we need to restrict trading in the issuer or commodity interest or take other steps, such as report the situation to the service provider who facilitated the introduction.
Any Supervised Person with questions relating to these services or conversations with consultants should contact the CCO.
2.Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention. Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the company executing the tender offer, the target company, or anyone acting on behalf of either.
Supervised Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.
3.Serving As Officers, Trustees and/or Directors of Outside Organizations
Supervised Persons may, when the Firm believes it is in our Clients’ best interests and not in conflict with LOAM USA’s fiduciary responsibilities, be granted permission to serve as directors, trustees or officers of outside organizations or on a creditors committee. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. However, Supervised Persons may not receive compensation for such activities.
As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between LOAM USA and the outside organization, and that the Supervised Person does not communicate such information to other LOAM USA Supervised Persons in violation of the information barrier. Similarly, the Firm may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person must not be involved in the decision to retain or hire the Firm.
Supervised Persons are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest and appropriate disclosures. In some cases, where information blocking measures are not practical, approval may result in restrictions on trading in securities of the issuer for accounts of the Firm.
4.Procedures to Implement the Firm's Policies Against Insider Trading
The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading.
i.The Firm maintains a "Restricted List" which will be periodically distributed to all Supervised Persons. No trading, on behalf of the Firm, Clients, or in any Covered Accounts of an Supervised Person, may take place in any securities of an issuer or commodity interest on the Restricted List. If an Supervised Person is contemplating a trade and is uncertain as to whether the issuer or commodity interest is on the Restricted List they are to contact the CCO prior to trading.
ii.When any Supervised Person anticipates that they may receive any nonpublic information about any publicly traded company or commodity interest which is not already on the Firm’s Restricted List, Compliance must be immediately notified. This information may be communicated orally (e.g. at a “private” portion of a lender meeting), in writing or by e-mail after signing a confidentiality agreement, or by other means such as accessing Intralinks.
iii.When an Supervised Person is contacted by a broker to be “taken over the wall” they must inform the broker that they are not to disclose the name of the issuer (and/or an underlying entity) until they have spoken to Compliance. The Supervised Person should provide the broker with the contact information of the CCO or his or her designee.
iv.A member of the Compliance team will then be taken over the wall by the broker who will disclose the name of the issuer (and/or relevant underlying name) as well as the expected length of the restriction period on a confidential basis.
v.Compliance will then check the Client portfolios to determine if we hold securities of the issuer (and/or relevant underlying names).
vi.If a name is held in any Client portfolio Compliance will inform the broker that we will not be participating in the deal and that they should not contact the Portfolio Manager or anyone else at the Firm.
vii.If no Clients hold securities of the issuer Compliance will inform the broker that they may proceed with contacting the Supervised Person and that we will be placing the issuer on the Firm’s Restricted List.

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viii.If a determination is made by the CCO that the Firm has received, or pursuant to a confidentiality agreement, will receive, material nonpublic information relating to a publicly traded company or commodity interest, the issuer or commodity interest will immediately be placed on the Restricted List, unless “Information Blocking Measures” (discussed below) are implemented.
ix.In certain circumstances, the Firm may elect to place an issuer or commodity interest on the Restricted List even where we do not believe that there is a legal requirement to do so. In addition, the Restricted List may contain the names of companies or commodity interests in which the Firm and its Supervised Persons are prohibited from trading for other regulatory reasons, such as aggregate percentage limits placed on the acquisition of a particular issuer's equity securities.
x.The Restricted List is itself strictly confidential and the fact that the Firm is restricted from placing a particular trade should be treated with the same degree of confidentiality that we use regarding positions actually traded. In addition, care should be taken so that all material nonpublic information is secure (both physically and electronically, as applicable).
xi.Issuers and commodity interests will be removed from the Restricted List upon determination by the CCO, in consultation with the relevant Supervised Person(s), that the reason for placing the issuer or commodity interest on the Restricted List no longer exists.
xii.Information Blocking Measures. Inadvertent communication of material nonpublic information can happen. In order to properly address unintended communications, it is critical that the following steps be followed:
a.Do not report the incident to anyone but the CCO. The CCO must be contacted immediately upon inadvertent receipt (from any source and under any circumstances) of nonpublic information.
b.This should be done without opening files or otherwise reviewing any potential material nonpublic information, but also without deleting or otherwise destroying the source of the information (e.g., e-mails, faxes, mail, voicemails).
c.Any tangible source of the nonpublic information (e.g., e-mails, faxes, mail, and voicemails) must be transferred to the CCO.
d.The CCO will determine (a) whether the information has been reviewed and (b) whether the information received was material nonpublic information. If it is determined that neither has occurred, the issuer or commodity interest will generally not need to be placed on the Restricted List.
e.If nonpublic information was reviewed and it is considered potentially material nonpublic information, the CCO will consider, where possible and prudent, isolating the individual recipient of such information behind an "ethical" wall. An "ethical" wall will involve (a) taking steps to prevent further receipt of material, non-public information from the same source and (b) prohibiting the recipient of such material, non- public information from discussing in any way the issuer or commodity interest with any investment personnel for so long as the information received remains potentially material nonpublic information. The name of the issuer or commodity interest and steps taken in creating the "ethical" wall are fact-specific and will be documented by the CCO.
f.The Firm may establish a broader information blocking measure (“Chinese Wall”) where the circumstances permit isolating the trading personnel from any material non-public information with respect to which a Chinese Wall is being established. Any such Chinese Wall will be memorialized by a separate policy memorandum.
xiii.Swap Rolls. If on the termination date of a swap (whether long or short)that issuer is on the Firm’s Restricted List for any reason , the Firm must use best efforts to have the counterparty roll the swap, i.e., reestablish it for the same quantity, duration, and price as the terminating swap.
If any Supervised Person becomes aware of any trading activity, including the covering of any short positions or trading in derivatives, involving an issuer or instrument on the Restricted List, they must immediately alert the CCO so that corrective actions may be taken.

4.Conflicts of interest
4.1.Prohibited Activities
It is a violation of your duty of loyalty to the Firm, without the prior written consent of the CCO, to:
•rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Firm as an employee;

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•accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a client account;
•own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned; or
•establish any business relationship which could benefit – or have the appearance of benefiting – any other person with whom you have a relationship at the expense of the Firm or its clients.
Conflict of interest situations may arise when the Firm does business with other persons related to Firm Supervised Persons. Furthermore, LOAM USA seeks at all times to eliminate not just actual conflicts of interest, but also situations in which a conflict may be perceived by an outside party. For example, any business relationships between the Firm or the Firm’s Supervised Persons and firms where family, significant others, or personal friends are employed may create the appearance of conflicts of interests even if no improper benefit is received. Any Supervised Person causing the Firm (or any account managed by the Firm) to engage in any transaction which could present a conflict of interest or the appearance of a conflict of interest without prior approval of senior management of the Firm may be subject to disciplinary action, up to and including dismissal.
A Supervised Person will be required to disclose close family connections that are likely to give rise to potential conflicts.
4.2.Gifts & Entertainment
Giving or receiving gifts and entertainment in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Firm places restrictions on gifts and entertainment and has adopted the policies set forth below to guide Supervised Persons in this area.
Generally, you should not accept or provide any gifts or favors that might influence your decisions regarding business transactions involving the Firm, or that others might reasonably believe would influence your decisions. Although you may accept or give modest gifts and favors, which would not be regarded by others as improper, on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions. In addition, certain states, localities, government entities and regulators (among others) may require the Firm to make disclosures or representations regarding the provision or receipt of gifts or entertainment. Where there is a law or regulation that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.
Gifts cover a wide range of items – from a coffee mug, fruit basket or bottle of wine to a sporting event or golfing trip (see additional restrictions regarding Entertainment below). Supervised persons should not accept gifts, invitations or entertainment from current or prospective
As such, in addition to certain pre-clearance requirements and restrictions set forth below, all Supervised Persons must report Any and All gifts or entertainment given or received in connection with each Supervised Persons’ employment. Reports should be made through the Software.
In addition to required reporting of all gifts or entertainment given or received the following pre-approval procedures apply:
•Pre-clearance Required Supervised Persons should request and obtain pre-clearance from the Compliance Officer, via the Software (or otherwise), prior to providing or receiving gifts or entertainment in an amount reasonably believed to be greater than USD 100 to or from:
•Any other current or potential third party service provider or business relationship in the context of the Supervised Person’s employment.
•For the purpose of determining the pre-clearance threshold, Supervised Persons should    calculate each    instance of a gift/entertainment separately and should aggregate the total amount of the gift/entertainment for all attendees whenever possible.
•Pre-clearance Required. Supervised Persons should request and obtain pre-approval from the Compliance Officer, via the Software (or otherwise), prior to providing ANY gifts or entertainment to:
•Federal, state or government officials or employees (including their families or agents);
•Central Banking Officials (including their agents or representatives);
•Officials of Union Pension Plans. The Firm may be required to report to the U.S. Department of Labor gifts made to certain officials of union pension plans (e.g., Taft-Hartley Plans). In order to ensure the Firm’s ability to comply with any such reporting requirements, each Supervised Person must report and pre-clear with the CCO any and all gifts given, or meals and entertainment provided, to officials of union pension plans, irrespective of the amount;
•ERISA Plan Fiduciaries (including their agents or representatives);
•Agents, representatives, consultants, and fund-of-fund advisors where the provision of such gift or entertainment is explicitly relating to their capacity as agent to the above parties; and

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•Foreign officials, foreign political parties, officials, or any candidates for foreign political office.
Note: To the extent the Firm has previously confirmed that an above recipient is permitted to accept a gift and/or entertainment from the Firm, continual pre- clearance may not be required so long as the Supervised Person (i) is comfortable that the prior confirmation is still relevant, (ii) reports the gift or entertainment in a timely fashion, and (iii) is not otherwise violating any legal or regulatory statutes in providing such gift/entertainment.
Reasonable Delay Exception. Supervised Persons should use their best efforts to obtain pre-approval for the above categories of gifts and entertainment. If prior approval is not practically feasible then the Compliance Officer should be informed of the event as soon as is practically possible (either via the Software or otherwise). The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Supervised Person.
In addition to the above pre-approval and reporting requirements, Supervised Persons are subject to the following additional restrictions:
•Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm, regardless of the amount of such cash gift.
•Gift. No Supervised Person may accept or give, directly or indirectly, anything of value, including gifts and gratuities, in excess of USD 100 in value per year from or to any one person or entity without the prior approval of Compliance. Should a Supervised Person wish to give or accept anything of value that exceeds the USD 100 limit then they will need to seek line manager approval ahead of seeking approval from the Compliance Officer.
•Certain items are excluded from the USD 100 limit as follows:
•Reminder advertisements in the form of commemorative gifts, de minimis gifts such as pens, notepads and desk ornaments and promotional gifts with logs, and substantially below the USD 100 limit.
•Bereavement gifts that are reasonable and customary for the circumstances.
•Personal gifts upon the occurrence of infrequent life events, such as a wedding or a congratulatory gift upon the birth of a child.
•Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from any investor, prospective investor, or person or entity that does or seeks to do business with or on behalf of the Firm. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event if the person or entity providing the entertainment is present. If the person entertaining is not present, it is considered a gift and therefore the USD 100 gift limit applies,
•Supervised Persons may occasionally be called upon to entertain Clients, prospective Clients, service providers or counter-parties. Any expenses incurred are reimbursable only if they are directly related to the active conduct of business, or are associated with the Firm’s business when directly preceding or following a business discussion, or are necessary to accomplish the Firm’s business. The employee may not provide entertainment that would be extravagant or excessive and accordingly is expected to use good judgment on the level of expenditure.
•Supervised Persons are prohibited from entertaining at a club or facility that restricts use of its facilities on the basis of race, sex, religion or other inappropriate criteria. Adult venues are never appropriate for client or internal entertainment.
•Solicited Gifts. No Supervised Person may use his or her position with the Firm to solicit for himself/herself anything of value from a Client, prospective Client, supplier, person to whom the Supervised Person refers business, or any other entity with which the Firm does business.
4.3.ERISA Considerations
Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.
If you are unsure as to whether a Client or prospective Client is deemed an ERISA plan or what is permissible under an existing ERISA Client’s Code of Conduct, please discuss with Compliance before providing any gifts or entertainment.
4.4.Charitable Contributions
Donations made by the Firm or its Supervised Persons to charities with the intention of influencing such charities to become advisory clients or investors are strictly prohibited.
Employees should notify the Compliance Officer in regards to any actual or perceived conflict of interest in connection with a charitable contribution or about any other kind of contribution that could give an appearance of impropriety.
4.5.Political Contributions
As a guiding principle, LOAM USA and its Supervised Persons (as defined herein) are prohibited from making any political contribution which could, or could have the appearance of, affecting any decision by any person to direct business to the Firm or any Client that it

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manages. LOAM USA seeks to balance its Supervised Persons’ ability to express their personal political views with the foregoing considerations. For details on the Firm’s Political Contribution Policy see Appendix B of the Manual.
4.6.Lobbying Activities of the Firm and Employees
Before engaging in any lobbying activity on behalf of the Firm (including any dealings with a government agency regarding commercial or financial matters) and before engaging an agent or representative in connection with any such activity, Supervised Persons must consult with the CCO to determine whether any registration, reporting or other rules may apply.

5.Other matters
5.1.Annual Compliance Acknowledgement
The Firm will provide each Supervised Person with a copy of the Code and any amendments hereto via the Software.
Each Supervised Person must at least annually sign a written statement in the form of the Annual Compliance Acknowledgement Form acknowledging his or her receipt and understanding of, and agreement to abide by, the policies and procedures described in the Manual and in this Code of Ethics.
5.2.Recordkeeping
The Firm shall maintain a copy of its Codes of Ethics (and amendments), records of violations of the Code of Ethics and actions taken as a result of the violations. In addition, the Firm shall maintain copies of Supervised Persons’ written acknowledgment of receipt of the Code of Ethics. The CCO shall compile and retain the records required pursuant to the Firm’s Books and Records Chart (attached as Appendix O to the Manual). All such records shall be maintained for a period not less than five years from the end of the fiscal year in which the document was last altered/amended.
CFTC Recordkeeping Requirements
Generally, the Firm is required by CFTC rules to retain all records relating to the conduct of its business as a CPO. Such records must be kept at the Firm’s main business office, or at the office of an eligible third-party recordkeeper pursuant to CFTC Rule 4.7(b)(4) and/or CFTC Exemptive Letter No. 14-114. If records are not maintained at the CPO’s main business office, the CPO must make electronic notice filings with NFA that include, among other things, the identity of each alternative record-keeper and an undertaking from each such record- keeper to maintain the books and records in accordance with CFTC rules. The CPO must make such records available to any representative of the CFTC, NFA or the United States Department of Justice.
The CFTC has also adopted specific criteria for the retention of electronic records.
These criteria are set forth in Appendix O of this Manual.
5.3.Responsibility
The CCO is responsible for administering the Firm’s Code of Ethics and related policies and procedures. The CCO will review the Code at least once each calendar year and more frequently as needed, in light of any changes to law, regulation or the Firm’s business and make any necessary amendments.
5.4.Reporting Violations
All Supervised Persons must immediately report any improper or suspicious activities , including any suspected violations of the Code, to the Compliance Officer. All reports will be treated confidentially (to the extent possible) and investigated promptly and appropriately. The Firm will not retaliate against any Supervised Person who reports a violation of the Code in good faith and any retaliation would constitute a further violation of the Code. The Compliance Officer will keep records of any reports of Code violations, and of any action taken resulting from the report.
5.5.Exceptions to the Code
The Compliance Officer has the flexibility and discretion to grant an exception from the requirements of the Code on a case-by-case basis provided that:
•The exception is deemed reasonable in the Compliance Officer’s discretion;
•If granted, the exception is appropriately documented; and
•The exception would not impact the Code’s fundamental requirements to meet applicable rules under the Adviser’s Act.

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5.6.Remedies
If the Firm determines that an Supervised Person has violated the Code, sanctions may be imposed and other actions taken as deemed appropriate, including, but not limited to, a verbal warning, letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of employment for cause.
5.7.Inquiries Regarding the Code
Please contact the CCO if you have any questions about the Code or any other compliance-related matters.

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Annex A
Lombard Odier Asset Management (USA) Corp
Discretionary Account Request Form
[to be provided by Compliance]

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Annex B
Lombard Odier Asset Management (USA) Corp
Code of Ethics Disclosure Forms
[to be provided by Compliance]

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